Planned Change(s)	Effective Date (on or about)	Current Classification	Classification if Approved

INVESTMENT MANAGEMENT
voyainvestments.com

Please read your Fund's definitive proxy statement because it contains important information. Each Fund will mail its definitive proxy statement to shareholders as of the relevant record date. Each Fund's definitive proxy statement and other related materials will also be available, without charge, on the Securities and Exchange Commission's website.

June 15, 2021

Voya Investment Management

Client Talking Points

Voya Large-Cap Growth Fund

Voya Large Cap Growth Portfolio

VY® T. Rowe Price Growth Equity Portfolio

Voya Investment Management has announced the following changes:

Diversification	October 7, 2021	Diversified	Non-Diversified
Change

The Boards of Trustees/Directors (the "Board") of Voya Large-Cap Growth Fund (the "LCG Fund"), Voya Large Cap Growth Portfolio (the "LCG Port") and VY® T. Rowe Price Growth Equity Portfolio (the "TRP Growth"), collectively (the "Funds"), approved a proposal to change each Fund's diversification classification from "Diversified" to "Non-Diversified". The approval of shareholders of each Fund is required before the diversification classification change may take place.

The Funds are currently classified as "diversified" funds and must adhere to the diversification requirements of the Investment Company Act of 1940, as amended (the "1940 Act").

▪What is happening?

oOn May 27, 2021, the Board approved a proposal to change each Fund's diversification classification from "Diversified" to "Non-Diversified".

oShareholders of the Funds will be sent a proxy statement on or about August 9, 2021.
o  A shareholder meeting will be held on or about October 7, 2021.

o  Pending shareholder approval, each Fund's diversification classification change will occur as of the close of business on or about October 7, 2021.

-Shareholder approval is also being sought at the shareholder meeting to authorize manager-of-managers relief for the LCG Port.

oVoya Investment Management Co. LLC serves as sub-adviser to both LCG Fund and LCG Port, and T. Rowe Price Associates, Inc. serves as sub-adviser to TRP Growth.

June 15, 2021

Client Talking Points

oA prospectus supplement was filed on June 15, 2021 to notify shareholders of the proposed changes that will require shareholder approval.

▪Why is the Change proposed?

oFacebook, Amazon, Apple, Microsoft, and Google have grown to represent a large position, in the aggregate, of the Russell 1000® Growth Index, each Fund's benchmark.

oThis concentration has caused the index to be considered "Non-Diversified" by the U.S. Securities and Exchange Commission's (the "SEC") definition.

oChanging the classification from "Diversified" to "Non-Diversified" allows the respective investment teams to fully express their highest conviction in these or other issuers.

The increased concentration of certain issuers in a "diversified" fund's investment considerations, such as the Russell 1000® Growth Index, can potentially limit that fund's ability to invest where our investment teams have the greatest conviction. A "non-diversified" fund does not need to comply with the 1940 Act's diversification requirements and therefore may generally be more concentrated in its investments. A "non-diversified" fund adds higher single issuer investment risk because of its ability to make more concentrated investments.

Our expectation is that the additional flexibility afforded by a "non-diversified" classification will not result in a material change to the risk-profile of the Funds but allow us the opportunity to fully express the investment teams' highest conviction ideas.

June 15, 2021

Client Talking Points

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any portfolio, nor is it a solicitation of any proxy. For information regarding the Fund, please call Voya Investment Management toll free at 1-800-992-0180 for Voya Large-Cap Growth Fund, 1-800-366- 0066 for Voya Large Cap Growth Portfolio, or 1-800-262-3862 for VY® T. Rowe Price Growth Equity Portfolio.

For information regarding any of the Funds discussed in this "Client Talking Points", please call Voya Investment Management toll free at 1-800-992-0180 for Voya Large-Cap Growth Fund, 1- 800-366-0066 for Voya Large Cap Growth Portfolio, or 1-800-262-3862 for VY® T. Rowe Price Growth Equity Portfolio. To receive a free copy of a Proxy Statement relating to the proposed diversification change of Voya Large-Cap Growth Fund, Voya Large Cap Growth Portfolio, and VY® T. Rowe Price Growth Equity Portfolio, please call Voya Investment Management toll free at 1-800-992-0180 for Voya Large-Cap Growth Fund, 1-800-366-0066 for Voya Large Cap Growth Portfolio, or 1-800-262-3862 for VY® T. Rowe Price Growth Equity Portfolio. This "Client Talking Points" is qualified in its entirety by reference to the Proxy Statement, and supersedes any prior Client Talking Points. The Proxy Statement contains important information about fund objectives, strategies, and risk considerations, and therefore you are advised to read it. The Proxy Statement and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement carefully before making any decision to invest.

Certain information may be received from sources Voya Investment Management considers reliable; Voya Investment Management does not represent that such information is accurate or complete. Certain statements contained herein may constitute "projections," "forecasts" and other "forward-looking statements" which do not reflect actual results and are based primarily upon applying retroactively a hypothetical set of assumptions to certain historical financial data. Actual results, performance or events may differ materially from those in such statements. Any opinions, projections, forecasts, and forward-looking statements presented herein are valid only as of the date of this document and are subject to change. Nothing contained herein should be construed as: (i) an offer to buy any security; or (ii) a recommendation as to the advisability of investing in, purchasing or selling any security. Voya Investment Management assumes no obligation to update any forward-looking information. Past performance is no guarantee of future results.

You should consider the investment objectives, risks, charges and expenses of Voya Large-Cap Growth Fund, Voya Large Cap Growth Portfolio, and VY® T. Rowe Price Growth Equity Portfolio carefully before investing. For a free copy of the Voya Large-Cap Growth Fund, Voya Large Cap Growth Portfolio, and VY® T. Rowe Price Growth Equity Portfolio's respective prospectuses, which contain this and other information, visit us at www.voyainvestments.com or call Voya Investment Management at 1-800-992-0180 for Voya Large-Cap Growth Fund, 1-800-366-0066 for Voya Large Cap Growth Portfolio, or 1-800-262-3862 for VY® T. Rowe Price Growth Equity Portfolio. Please read the prospectus carefully before investing.

891160